Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
David Gandrud
Director, Global Marketing, Hospitality
david.gandrud@softbrands.com
612-851-1518
SOFTBRANDS APPOINTS JO MASTERS SENIOR VICE PRESIDENT OF ITS
HOSPITALITY BUSINESS
MINNEAPOLIS — Aug. 6, 2008 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced it has appointed Jo-Ann (Jo) Masters senior vice president and general manager, Hospitality. She will assume the role from Steve VanTassel, the current leader of the business, effective Oct. 1, 2008. Masters is currently vice president and general manager, SoftBrands Hospitality Americas.
“It became apparent that given our rapidly growing hospitality business, the role of the senior vice president should be based at our main hospitality office in California. As a result of family commitments, Steve was not able to relocate to California. After a thorough internal search, I am very pleased to promote Jo Masters to an officer-level position at the company. Jo brings a strong hospitality background to this position and extensive knowledge of the complexity of our global commercial business. I would also like to thank Steve for his many contributions to SoftBrands in his more than three years at the company. Steve played a major role in transforming our hospitality business from a small, declining business into the vibrant business it is today.”
Masters has been with SoftBrands since 2000, joining the company as general manager of Australia. She then assumed the role of general manager for all of Asia Pacific and in 2004, moved into global services and support. Masters was instrumental in implementing the company’s Worldwide Support Center in Bangalore and the integration plan for the support function after the purchase of HIS. Masters was appointed vice president and general manager of Americas Hospitality in October 2006 and has grown revenue, improved professional services utilization and margins, and built a strong leadership team. She also led the sales effort on the largest sale in the company’s history, Red Roof Inns. Earlier in her career she held positions at Eltrax Systems, Sulcus Australia and All Seasons Hotels and Resorts.

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.